Exhibit 10.3

Enfusion, Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Enfusion, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”).  In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.Retainers

(a)

Annual Retainer for Board Membership:  $55,000 for general availability and participation in meetings and on conference calls of our Board of Directors (the “Board of Directors”).  No additional compensation for attending individual Board of Director meetings.

(b)	Additional Annual Retainers for Committee Membership:

Board Chair (through 2025 fiscal year)	$150,000
Board Chair (2026 fiscal year and onwards)	$50,000
Audit Committee Chair:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee member:	$6,500
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee member:	$5,000

No additional compensation for attending individual committee meetings.  All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the Outside Director.  Cash retainers owing to Outsider Directors shall be annualized, meaning that with respect to Outside Directors who join the Board of Directors during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director. The Board Chair retainer shall be paid in cash or restricted stock units, at the election of such Chair, in accordance with standard pay practices under the Policy.

II.Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a)Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units (“RSUs’) the product of (A) the average closing market price on the New York Stock Exchange of one share of the Company’s common stock over the trailing 30-day period up to and including the last day immediately preceding the grant date and (B) the aggregate number of shares pursuant to such award.

(b)Revisions.  The Compensation Committee (the “Compensation Committee”) in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c)Sale Event Acceleration.  In the event of a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan (as amended from time to time, the “Stock Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

(d)Annual Grant. On the date of the Company’s Annual Meeting of Stockholders (the “Annual Meeting”),  each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting will receive a restricted stock unit grant on the date of such Annual Meeting of Stockholders (the “Annual Grant”) with a Value of $125,000.  The Annual Grant shall vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting. All vesting of the Annual Grant shall cease if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

III.Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

IV.Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed the limits set forth in the Stock Plan or any similar provision of a successor plan).

Date Approved: April 15, 2024

Date Effective: July 1, 2024